CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Exhibit 10.1

Cate Gutowski
Via E-mail

September 16, 2021

Dear Cate:
At Primo Water our associates have created a rich and proud legacy that dates back 100 years. Today we are in the midst of an exciting journey to become the global market leader in the pure play water industry. We are passionate about our desire to inspire healthier living through water delivery and are creating a culture where we share ownership in the company, a responsibility to empower one another and our communities, and a commitment to live the values of Primo Water each and every day.
I am very pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which we are offering you the position of Chief Operating Officer (“COO”) of Primo Water Holdings Inc. (the “Company”), a subsidiary of Primo Water Corporation. This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at-will employee at all times.

1.Position and Duties.
1.1.Position. Subject to the terms and conditions hereof, you will be employed by the Company as its COO, effective as of October 27, 2021 (the “Employment Date”) and continuing until terminated by you or the Company. The principal place of employment for this position will be Tampa, Florida.

1.2.Responsibilities.

(a)As the Company’s COO, you will report to the Company’s Chief Executive Officer (“CEO”) and have such duties and responsibilities as may be assigned to you from time to time by the CEO.

(b)You agree to devote substantially all of your business time and attention to the business and affairs of the Company and to discharging the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of organizations as approved by the CEO, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities as the Company’s COO.

(c)As an Officer of the company, you are expected to hold a minimum of two (2) times your annual base salary in shares of company stock. Once an individual achieves the applicable ownership guideline, such individual will be considered in compliance, regardless of any change in base salary (except for promotional increases) or the price of Primo common shares, so long as such person continues to own at least the number of Primo common shares required in order to achieve the applicable guideline.

1.3.No Employment Restriction. You hereby represent and covenant that, except as disclosed in writing to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company. You agree and understand that if you represent to the Company that none exist or apply, and the Company discovers at any subsequent time that a restrictive covenant does or did in fact exist or apply (regardless of the eventual enforceability or lack of enforceability of the restrictive covenant), the Company may opt to terminate your employment for “Cause” (for purposes of the Severance and Non-Competition Plan, in addition to how Cause is defined in the Severance and Non-Competition Plan) without triggering any severance or further payment obligations to you under this Offer Letter, any document referenced hereunder, or any legal theory.

2.Remuneration.
2.1.Base Salary. Your annual base salary will initially be at the rate of US $600,000.00 per year (“Annual Base Salary”), paid on a bi-weekly basis, prorated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process.

2.2.Annual Bonus. You will be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified performance goals. For the 2021 fiscal year, the performance goals are based on EBITDA (50%), Operating Free Cash Flow (25%), and Revenue (25%). The amount of your target bonus is 75% of your Annual Base Salary. The bonus year is the Company’s fiscal year and any payments made to you for the bonus year 2021 will be weighted 100% on Primo Water Corporation consolidated results and pro-rated based upon your date of hire (DOH). Currently the maximum potential payout permitted under the bonus plan is two (2) times the applicable target bonus for achievement of performance goals significantly in excess of the target goals, as established by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “HRCC”). Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established. Your bonuses, if any, will be paid out at the same time all bonus-eligible associates receive their bonuses, which – although subject to change depending on business circumstances and need – has historically been at the end of Q1 or beginning of Q2 the following calendar year in which they are earned. You must be actively employed on the actual pay date of the bonus to be eligible to receive it or any portion of it.

2.3.Cash Sign-On Bonus. You will be provided with a one-time cash sign-on bonus of $500,000.00 (less taxes and withholdings) which will be paid to you no later than January 31, 2022. You agree that you will repay the Company the full amount of this sign-on bonus (i.e., $500,000.00) if, prior to 18 months from the Employment Date, you voluntarily resign your position for any reason or are terminated for “Cause” (as is defined herein and/or in the Severance and Non-Competition Plan). You further agree that such repayment shall be made to the Company in full on or before the 90th day after the date of resignation or termination (whichever applicable). In the event you are terminated “without Cause” within 18 months of your employment date, you will not be obligated to repay any portion of the $500,000.00 cash sign-on bonus.

2.4.One-Time RSU Grant. You will be entitled to receive a one-time long-term incentive (“LTI”) award equivalent to US $4,300,000.00 comprised of time-based restricted share units (“RSU”), granted to you on your Employment Date. The time-based RSU grant will vest and convert to Class A stock in two annual installments from the grant date (50% vesting on your DOH 2022, 50% vesting on your DOH 2023). The LTI award, including the vesting terms, will be governed by the terms of the Primo Water Corporation equity incentive plan under which the award is made (the “Equity Plan”) and your award agreement. In the event you are terminated “without Cause” within 18 months of your employment date, immediate vesting of 100% of your one-time RSU grant, equivalent to US $4,300,000.00, will trigger. The effect of any Change in Control (as defined in the Equity Plan) on your LTI award, including any acceleration of vesting rights, shall be governed by the express terms of the Equity Plan.

2.5.Annual LTI Grant. You will be eligible to participate in the Company’s annual long-term incentive (“LTI”) program and may earn an annual LTI award equivalent to US $900,000.00 comprised of stock options (37.5%), performance-based restricted share units (37.5%) and time-based restricted share units (25%). The stock options and time-based restricted share units will vest ratably in three equal annual installments from the grant date, and the performance-based restricted units will vest based upon the achievement of average annual ROIC and aggregate revenues (weighted 75% and 25%, respectively) over the three-year period commencing at the start of the next fiscal year (e.g. beginning January 2022 and ending at the end of fiscal 2024). LTI awards, including the vesting terms, will be governed by the terms of the Primo Water Corporation equity incentive plan under which the award is made (the “Equity Plan”) and your award agreement. Annual grants are issued following approval by the HRCC at its regularly scheduled meetings in December.

3.Benefits.

3.1.Benefit Programs. You will be eligible to participate in the Company’s benefit programs generally available to other senior executives of the Company. Our benefit programs include our 401(k) plan and health, disability and life insurance benefits. Employee contributions are required for our benefit programs.

3.2.ESPP. In addition, you will be eligible to participate in the Company’s Employee
Stock Purchase Plan (the “ESPP”), through which you can purchase Company common shares at a discount through payroll deductions.

3.3.Vacation. You will be entitled to four (4) weeks’ vacation per calendar year. You are encouraged to take vacation in the calendar year it is earned. All earned vacation must be taken in the year in which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company and you expressly authorize the Company to deduct from your final paycheck to the maximum extent permitted by law the value of taken but unearned vacation. All vacation periods require the approval of the CEO.

3.4.Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time. It is your obligation to submit to the Company expense reimbursement requests and evidence of such expenses in order to receive reimbursements for such expenses.

3.5.Relocation. As a condition of your employment, you are required to relocate to the Tampa, Florida area on a permanent basis by no later than September 1, 2022 (“Relocation Date”). Failure to relocate by this deadline shall constitute “Cause” for your termination including for purposes of the Severance and Non-Competition Plan (in addition to how Cause is defined in the Severance and Non-Competition Plan). This deadline may only be extended by a writing signed by the Company’s CEO. To assist you in your relocation, the Company will provide a full executive relocation package as defined by the Company’s program (with no adverse tax consequence to you) or pay you an equivalent relocation bonus in dollars in the amount of US $250,000.00 after tax. You agree to promptly reimburse the Company 100% of any relocation expenses if you: (a) fail to relocate to the Tampa area on a permanent basis by the deadline provided (or extended deadline, as may be applicable); or (b) resign your employment for any reason or are terminated by the Company for Cause (as defined herein or in the Severance and Non-Competition Plan) prior to the first anniversary of the Relocation Date (or actual relocation date if extended, whichever is later). You further agree to repay the Company the relocation bonus in full by the following deadlines: (a) if repayment is owed due to your failure to timely relocate, full repayment shall be due on or before the 90th day after the deadline to relocate; or (b) if repayment is owed due to your resignation for any reason or termination for Cause prior to the anniversary of the Relocation Date (or actual relocation date if extended, whichever is later), full repayment shall be due on or before the 90th day after the date of your resignation or termination.

3.6.Allowances. You will receive an annual vehicle allowance in the amount of US

$13,500.00.

3.7.Professional Development. As an Officer of the company, Primo recognizes the importance of investing in your ongoing Professional Development. Primo will allocate up to $15,000 in its budget on an annual basis for your attendance at courses, conferences, or events that are relevant to your job assignment and that can enhance your performance. Participation at each such developmental program shall be conditioned on the written preapproval of the Company’s CEO.

3.8.No Other Benefits. Other than benefits generally available to all full-time employees, you will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

4.Termination; Payments and Entitlements Upon a Termination.
4.1.Termination. The Company may terminate your employment: (a) for Cause (as defined herein or in the Severance and Non-Competition Plan); or (b) for any reason or no reason, in all cases, upon reasonable notice to you. Your employment with the Company will terminate upon your death. You are able to resign your employment, as provided in the Severance and Non-Competition Plan.

4.2.Involuntary Termination. Upon the Employment Date, you shall be eligible for inclusion under the Amended and Restated Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”) (a copy of which is attached hereto) as a “Level 2 Employee” in the event your employment terminates as result of an Involuntary Termination (as defined in the Severance and Non-Competition Plan).

4.3.Change in Control. If (1) your LTI awards are continued, assumed, or replaced by the surviving or successor entity, and, within two years after the Change of Control (as defined in the Equity Plan), you experience an involuntary termination of employment for reasons other than Cause (as defined in the Equity Plan), or you terminate your employment for Good Reason (as defined in the Equity Plan), or (2) such awards are not continued, assumed or replaced by the surviving or successor entity, then (i) your unvested options will immediately become vested and exercisable, (ii) all of your unvested time-based and performance-based restricted share units will immediately vest, and (iii) any performance objectives applicable to awards will be deemed to have been satisfied at your “target” level of performance.

4.4.Resignation. If you are an officer of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

4.5.Return of Company Property. Upon resignation/termination of your employment for any reason, you agree to immediately return all Company property in your possession,

custody, or control (e.g., Company-issued computer, telephone, badge, keys, equipment, vehicle, etc.). You expressly authorize the Company to deduct the value or replacement cost (whichever is less) of any unreturned Company property from your severance payment (if receiving one) or final paycheck to the maximum extent permitted by law.

5.Restrictive Covenants.

The Restrictive Covenant terms below shall supersede any and all other restrictive covenant provisions of any other document – so long as such document was adopted or signed by the Company prior to the date of this Offer Letter – that governs your employment, compensation, benefits, severance or separation, notwithstanding any language in such prior documents that may state that their terms supersede any other document.

5.1.Non-Solicitation. You agree that during the Restrictive Period (defined below), you will not, directly or indirectly, for yourself or on behalf of any other person, firm, or entity: (i) solicit, entice away, employ, hire, offer to hire, engage, retain, or enter into a business affiliation with any person who was an employee of Primo Water Corporation and/or any of its subsidiaries or affiliates at any time during the 12-month period preceding your termination date; or (ii) entice, encourage, induce, or attempt to entice or encourage or induce any person, firm, or entity who was a supplier or customer of Primo Water Corporation and/or any of its subsidiaries or affiliates at any time during the 12-month period preceding your termination date, to cease, decrease, or limit their business or services with Primo Water Corporation and/or any of its subsidiaries or affiliates.

5.2.Non-Competition. You agree that during the Restrictive Period (defined below), you will not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, creditor, manager, trustee, agent, stockholder of more than 1%, director, officer, contractor, or employee of, or advisor to, or in any other capacity, or in any manner, own, control, finance, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm, or entity that, in whole or in part engages in the Restrictive Business (defined below, and as modified below) anywhere within or directed towards the Restrictive Territory (defined below). Notwithstanding the foregoing, [***].

5.3.Unauthorized Disclosure or Use of Confidential Information. You acknowledge that in the course of carrying out, performing, and fulfilling your obligations to the Company, you will have access to and will be entrusted with information that would reasonably be considered confidential to Primo Water Corporation and/or any of its subsidiaries or affiliates, the disclosure of which to competitors of Primo Water Corporation and/or any of its subsidiaries or affiliates or to the general public, will be highly detrimental to the best interests of Primo Water Corporation and/or any of its subsidiaries or affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with Primo Water Corporation and/or any of its subsidiaries or affiliates. Except as may be required in the course of carrying out her duties hereunder, you covenant and agree that you will not disclose, for the duration of your employment or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of Primo Water Corporation and/or any of its subsidiaries or affiliates that have a need to know such information, nor shall you use or exploit, directly or indirectly, such information for any purpose other than for the purposes of Primo Water Corporation and/or any of its subsidiaries or affiliates, nor will you disclose nor use for any purpose, other than for those of Primo Water Corporation and/or any of its subsidiaries or affiliates, any other information which she may acquire during her employment with respect to the business and affairs of Primo Water Corporation and/or any of its subsidiaries or affiliates. Notwithstanding all of the foregoing, you shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator, or governmental body, agency or official, provided that you shall first have: (i) notified the Company; (ii) consulted with the Company on whether there is an obligation or defense to providing some or all of the requested information; and (iii) if the disclosure is required or deemed advisable, cooperate with the Company in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment. Nothing in this provision is intended to prevent you from disclosing information relating to your own compensation and benefits to your spouse, attorneys, financial advisors, and taxing authorities.

5.4.Non-Disparagement by You; Neutral Employment Verification by the Company. You agree that during the duration of your employment and thereafter, you will not disparage Primo Water Corporation or any of its subsidiaries and affiliates, or any of their directors, officers, employees, or other representatives in any manner and shall in all respects avoid any negative criticism of them. You further agree not to post any negative comments about any of these parties on any social media platform including any in-person, electronic, or online chatrooms or message boards (e.g., Facebook, Twitter, Instagram, Linked-In, Craigslist, SnapChat, TikTok, AOL, etc.). However, nothing contained herein shall prevent you from providing truthful information to a government agency, filing a complaint with any government agency, or participating in any government agency investigation. You and the Company also agree that, for employment verification purposes, you may direct prospective employers to the Company at the contact below and that the Company will confirm with the prospective employer only your dates of employment and last position held, without substantive commentary on your performance:

Attn: Human Resources
Primo Water Corporation
4221 W. Boy Scout Blvd, Suite 400
Tampa, FL 33607

5.5.Definitions.

(a)“Restrictive Period”. For purposes of this Section 5, “Restrictive Period” shall mean the duration of your employment and the fifteen (15) month period immediately following your effective termination date (voluntary or involuntary).

(b)“Restrictive Territory”. For purposes of this Section 5, “Restrictive Territory” shall mean any countries in which Primo Water Corporation and/or any of its subsidiaries or affiliates conduct the Business or in which Primo Water Corporation and/or any of its subsidiaries or affiliates has made plans to conduct the Business within the following 12 months.

(c)“Restrictive Business”. For purposes of this Section 5, “Restrictive Business” shall mean the business of manufacturing, selling, or distributing water (including but not limited to exchange and refill), water dispensers, and/or water filtration units, as well as such other beverages or products that are contemplated or projected to contribute materially to the profits of Primo Water Corporation or its subsidiaries and affiliates at the time of termination of your employment.

5.6.Reasonableness of Restrictions. You and the Company agree that the restrictions set forth in Section 5 are reasonable with respect to their terms, durations, scope, and effect. You further agree that the restrictions set forth are reasonably necessary to protect the confidential, proprietary, or trade secret information of Primo Water Corporation and/or any of its subsidiaries or affiliates.

5.7.Breach or Violation by Associate. You understand and agree that should you violate any of the provisions set forth in Section 5, you shall be deemed to have materially breached this Offer Letter, and you shall be responsible for the Company’s costs and expenses including, without limitation, the Company’s attorneys’ fees, in bringing an action to recover damages or to seek injunctive relief; provided however, that if the Company’s claims proceed to final judgment and the Company is not a prevailing party, you shall be entitled to reimbursement from the Company for your costs and expenses including, without limitation, your attorneys’ fees. You further understand and agree that the monetary relief referred to herein shall not be sufficient or adequate to address damages occasioned by such breach and shall not be a bar to the Company’s pursuit of any other relief including, but not limited to, injunctive or equitable relief. You also expressly agree that in the event you violate or breach any of the provisions set forth in this Offer Letter, the Company shall be entitled to – in addition to any other relief – an injunction issued by any court of competent jurisdiction enjoining and restraining you from committing any additional violations or breaches of Section 5.

(a)Restarting of Restrictive Period. You agree that if you are adjudicated to final judgment to have violated any of the provisions of Section 5, the entire Restrictive Period shall start over anew from the date of your cessation of the most recent violation, and shall start over anew again if a subsequent violation occurs, until the Company receives the full benefit of an uninterrupted and continuous breach-free and violation-free period equal in duration to the original Restrictive Period. This restarting of the Restrictive Period shall not be a bar to the Company to recovering any additional relief for your breach including but not limited to monetary damages or injunctive or equitable relief. If, and only if, a court (or arbitrator, if applicable) rules this “restarting” provision to be unreasonable, you agree that the Restrictive Period shall be tolled during any time duration in which you are adjudicated to final judgment to have been in breach.

5.8.Judicial Modification of Restrictions. You and the Company agree that if any of the restrictions set forth in Section 5 are determined by a Court (or arbitrator, if applicable) to be overbroad or unreasonable in duration or scope (geographic or otherwise), you and the Company agree – and thus shall jointly so request – that the Court (or arbitrator, if applicable) should not strike the entire offending restriction, but rather revise the offending restriction in such a way to provide the broadest protection to the Company as legally permissible.

5.9.Non-Waiver by Inaction. You and the Company agree that any failure by the Company to insist upon your strict compliance with any provision of Section 5 shall not be deemed a waiver of any such provision in the future.

5.10.Restrictive Covenants Independent of Any Other Agreement. You and the Company agree that the restrictions set forth in Section 5 are independent of any other agreement that you and the Company may have, and thus any prior breach by the Company of any other agreement shall not preclude enforcement of the restrictions set forth in Section 5.

6.Code Section 409A.
6.1.In General. This Section shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

6.2.Release. Any requirement that you execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 6.1 only if the Company provides the release to you on or before the date of your Involuntary Termination.

6.3.Payment Following Involuntary Termination. Notwithstanding any other provision herein to the contrary, any payment described in the Severance and Non-Competition Plan that is due to be paid within a stated period following your Involuntary Termination shall be paid:
(a)If, at the time of your Involuntary Termination, you are a “specified employee” as defined in Section 409A of the Code and such payment is subject to (and not exempt from) Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or
(b)In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

6.4.Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 6.1: (a) with respect to any such reimbursement under Section 7.8, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

6.5.Offset. If payments to you under this Agreement are subject to Section 409A of the Code, any offset under Section 7.11 shall apply to a payment described in Section 6.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the set-off is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

6.6.Interpretation. This Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(l)(B) of the Code to the maximum extent practicable.

7.General Provisions.
7.1.Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment and supersedes any prior offer letters or severance arrangements offered by the Company or any of its affiliates. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter.

7.2.Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

7.3.Assignment. This Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

7.4.Governing Law; Consent to Personal Jurisdiction and Venue. This Offer Letter takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside; you hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

7.5.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

7.6.Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

7.7.No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

7.8.Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of the Company or any Affiliate (as defined in the Severance and Non- Competition Plan). In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors). You will be added to the firm’s insurance policy no later than your 90th day of employment, and you will receive a copy of the insurance policy at such time to aid you in your financial planning.

7.9.Survivorship. Upon the termination your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

7.10.Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

7.11.Set-Off. Except as limited by Section 6.5, the Company may set off any amount or obligation that may be owing by you to the Company against any amount or obligation owing by the Company to you.

7.12.Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

7.13.Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
7.14.Consultation with Counsel. You acknowledge that you have been advised, and have had a sufficient opportunity to, confer with your own counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

We are proud to offer you the opportunity to join the team! I look forward to working with you and expect you will find your employment journey with Primo Water to be a rewarding and exciting experience.

Please initial each page of the job offer, sign the Acceptance page, and return a copy to Anne Melaragni (CHRO) at amelaragni@primowater.com.

Yours truly,

/s/ Thomas Harrington

Thomas Harrington
Chief Executive Officer

Acceptance

I have read the offer of at-will employment Primo Water has presented to me in this letter, dated 9/16/21. I understand and agree that if I choose to accept this offer that my employment both in the position of Chief Operating Officer and in any other position to which I may be transferred or promoted in the future is and will remain “at-will” and that both Primo Water and I will have the right to terminate the employment relationship at any time and for any reason without prior notice. I also understand and agree that neither company policy, practice, nor employee statements can alter the at-will status of my employment. My status as an at-will employee may be modified only by a written employment agreement so specifying and signed by an officer of Primo Water.

With understanding of the above, I accept the offer of employment as presented in the Offer Letter:

/s/ Cate Gutowski
____________________________________        ____9/29/2021_______________________
Cate Gutowski                        Date

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